UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies:

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Filed by The Empire District Electric Company

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: The Empire District Electric Company

Commission File No.: 1-3368

The following is a handout distributed to certain customers of The Empire District Electric Company, beginning on February 26, 2016:

BUSINESS AS USUAL WHAT TO EXPECT WITH THE MERGER Who is the Merger Partner? On February 9, 2016, we announced an agreement for Empire to merge with Liberty Utilities Central, a subsidiary of Liberty Utilities Co., the U.S. subsidiary of Algonquin Power & Utilities Corporation. Who is Algonquin Power & Utilities? Algonquin is a growing renewable energy and regulated utility company with assets across North America. They are based in Oakville, Ontario, and through their U.S. subsidiary, Liberty Utilities, they currently serve approximately 560,000 utility customers in a diverse geographic territory in the U.S. stretching from California to New Hampshire. What will happen to Empire’s local operations? Leading up to the transaction closing and even after, it will be business as usual at Empire. Empire’s local operations, staff and leadership will remain in place to continue serving customers. Empire’s corporate headquarters in Joplin will become the geographic headquarters for Liberty Utilities Central region, which will include approximately 340,000 customers in Missouri, Kansas, Oklahoma, Arkansas, Illinois, Iowa and Texas. This will provide expanded opportunities for Empire and our employees. Will Empire remain active in the communites it serves? Yes. With Liberty Utilities and Algonquin, we have found partners who share our same values of serving our customers and communities at a high level. They have pledged to continue our historic levels of community involvement and charitable contributions. How will my rates and service be affected by the merger? Empire’s customers’ rates and service will not be affected by the merger. Customers will continue to receive excellent service from the same Empire employees they have contact with today. They will still call the same number to reach our Contact Center representatives. www.empiredistrict.com

What will happen to the Empire name? The Empire name will be maintained for at least five years. This doesn’t mean the name will definitely change after five years; it simply means there is the option to make a change. Why did Empire agree to the merger? This will add scale for both companies, thus providing opportunities to pursue efficiencies, leverage best practices, and enhance service offerings. Also, we took a proactive approach to find solutions to many market forces from a position of strength. The combination will not only allow us to address industry trends (such as lower customer growth and changing environmental regulations), but also to more effectively capitalize on the growth and development opportunities they provide. This is where Algonquin’s expertise in renewable energy will provide a good complement. What is the timeline for the close of the merger? The transaction requires approval from Empire shareholders and regulators. The approval process is expected to take 9 -18 months. Once all approvals are in place, the closing will be scheduled. As an Empire shareholder, when will I vote and when will I receive my payment? Approximately 60 days after the announcement of the agreement, an initial proxy statement describing the transaction and scheduled voting process in greater detail will be submitted to the Securities and Exchange Commission for approval. Once approved, the proxy and voting instructions will be mailed to shareholders. Upon closing of the transaction, shareholders will receive $34 per share for their stock. Additional Information and Where to Find It The proposed transaction will be submitted to shareholders of Empire for their consideration. In connection with the transaction, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed transaction. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801. Participants in the Solicitation Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire shareholders in connection with the proposed transaction. Information about Empire’s directors and executive officers is available in Empire’s definitive proxy statement, filed on March 18, 2015, in connection with its 2015 annual meeting of shareholders, and in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. www.empiredistrict.com